Exhibit 99.1

NEWS RELEASE Constar International Inc. One Crown Way Philadelphia, PA 19154-4599 Main Phone: (215) 552-3700

Constar International Inc. Comments on Hurricane Katrina

Philadelphia, PA – September 7, 2005 — Constar International Inc. (NASDAQ: CNST) reported today that its Jackson, Mississippi preform manufacturing facility was not damaged when Hurricane Katrina moved through the area, although the plant was without power and water for an extended period of time. Most importantly, the approximately 100 employees and their families survived the storm. Constar is shipping in water, food and supplies from other facilities to assist our valued employees at the Jackson facility.

Power and water were restored to the Jackson plant within days of the storm. However, the local fuel shortages and power outages in the surrounding region are impacting Constar’s ability to maintain a complete workforce. This may impact bottle sales at other Constar facilities that rely on Jackson for preforms. To date, Constar has used available inventory to offset the hurricane’s impact on the Jackson facility.

The hurricane’s effect on the petrochemical industry is also expected to impact Constar’s operations. Increases in the price of gasoline may increase freight costs and any gasoline shortages may impact the availability of shipping. As a result of the storm’s impact on the petroleum industry’s refining capabilities, the Company has received communications from its suppliers regarding significant increases to resin prices which the Company anticipates will be passed on to its customer base.

Constar will continue to evaluate the hurricane’s impact on the operations of the Company, its customers and suppliers. Constar is not yet able to quantify those impacts.

Cautionary Note Regarding Forward-Looking Statements

Except for historical information, all information in this press release consists of forward-looking statements within the meaning of the federal securities laws. These forward-looking statements involve a number of risks, uncertainties and other factors, which may cause the actual results to be materially different from those expressed or implied in the forward-looking statements. Important factors that could cause the statements in this release to differ include the effects of Hurricane Katrina on the Company’s operations, including its workforce, inventory levels and raw material prices (including the Company’s ability to timely pass through to customers increased resin prices). Other important factors are discussed under the caption “Cautionary Statement Regarding Forward Looking Statements” in the Company’s Form 10-K Annual Report for the year ended December 31, 2004 and in subsequent filings with the Securities and Exchange Commission made prior to or after the date hereof. The Company does not intend to review or revise any particular forward-looking statement in light of future events.

About Constar

Philadelphia-based Constar is a leading global producer of PET (polyethylene terephthalate) plastic containers for food, soft drinks and water. The Company provides full-service packaging solutions, from product design and engineering, to ongoing customer support. Its customers include many of the world’s leading branded consumer products companies.

For more information, contact:

William S. Rymer, Executive Vice President and Chief Financial Officer, (215) 698-5095

Ed Bisno, Bisno Communications, (917) 881-5441